Exhibit 10.23

HUMAN RESOURCES

EXECUTIVE INCENTIVE PLAN

PURPOSE

First Community Bancorp is the sponsor of this incentive plan (“the Plan”).  First Community Bancorp and its subsidiaries (“the Company”) have designed the Plan to focus First Community Bancorp executives on achieving the annual business plan during a particular Performance Period.  The Plan provides aggressive award opportunities and is intended to provide significant rewards to First Community Bancorp’s executive team for exceptional corporate performance.

APPROVAL AND ADMINISTRATION

The Plan has been approved by the Compensation, Nominating and Governance (“CNG”) Committee of the Board of Directors and will be administered by the Incentive Plan Committee (“the IP Committee”) which is comprised of First Community Bancorp’s CEO and executives reporting directly to the CEO.  The IP Committee will recommend to the CNG Committee, for their approval as early in the Performance Period as possible: the Plan Participants; Plan Performance Measures; Performance Measure Weights; Achievement Levels and corresponding Award Opportunities. At the end of the Performance Period, the IP Committee will review achievements against Performance Measures, present results and recommend Awards to the CNG Committee for their approval.  In evaluating any such Awards, the CNG Committee shall do so outside the presence of management, except the CNG Committee may request the presence of the CEO when considering Awards to members of executive management other than the CEO.  Notwithstanding any recommendations from the IP Committee, the CNG Committee will be solely responsible for determining and granting any Awards pursuant to the Plan.

Interpretation and application of the Plan to a particular circumstance will be made by the CNG Committee in its sole discretion.  Subject to any authority granted to the full Board of Directors or a committee of the independent directors thereof, the CNG Committee has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and Award determinations in accordance with its interpretation of the Plan.

ELIGIBILITY

Executives in salary grades 1, 2, 3, A, and B are eligible for participation in the Plan.  The IP Committee will review those eligible and recommend Participants to CNG Committee for their approval.  The IP Committee may recommend executives in salary grade C for participation in the Plan on an exception basis for approval by the CNG Committee.

PARTICIPANT

An individual who has been recommended for participation in the Plan by the IP Committee and approved by the CNG Committee is a Participant.

PERFORMANCE MEASURES

The IP Committee will select one to two Performance Measures for the Plan for approval by the CNG Committee.  All Performance Measures will be key indicators of financial performance.

Each Performance Measure will operate independently i.e. it is possible for one Performance Measure to generate an award and not the other; likewise, it is possible for one Performance Measure to be achieved at a higher level than the other.  Performance Measures will be individually weighted i.e. one Performance Measure may be counted more heavily in calculating Awards than the other.  Weights for each Performance Measure will be recommended at the beginning of the Performance Period by the IP Committee for approval by the CNG Committee; however, the CNG Committee will retain absolute authority over the selection and weights accorded to any Performance Measures.  Achievement Levels will be established for each Performance Measure along with corresponding Award Opportunities.

ACHIEVEMENT LEVELS AND AWARD OPPORTUNITIES

Achievement Levels and Award Opportunities for any Performance Period as approved by the CNG Committee are set forth below, and are expressed as a percentage of base salary. The table shows achievement of various levels of the established performance measure, as a percentage of the performance target, during a  Performance Period and illustrates the corresponding and maximum Award Opportunity at each specified Achievement Level.  Mathematical interpolation will be used to calculate Awards for achievement between the levels established below.

The performance measure and performance target for the current Performance Period, as approved by the CNG Committee, along with corresponding Award opporunities, are set forth on Exhibit A.

Performance Period:  January 1, xxxx – December 31, xxxx

Overall Performance Measure:	Performance Target: $

Achievement Level (% of Target)	90%	100%	Over 100%
Award Opportunities
CEO First Community Bancorp (Grade 1)	60% of Base $	100% of Base $	Board Discretion
Other Executives (Grades 2,3 and A)	50% of Base $	80% of Base $	CEO/Board Discretion

Achievement Level (% of Target)	90%	100%	Over 100%
Award Opportunities
Key Contributors (Grades B)	10% of Base $	30% of Base $	CEO Discretion
Other Key Officers (Grade C)	10% of Base $	20% of Base $	30% of Base $

AWARDS

Awards under the Plan based upon achievement of  Performance Measures and will be submitted by the IP Committee to the CNG Committee for approval.

For purposes of the Plan, salary means annual base salary in effect at the end of the performance year. Awards will be made through the payroll system, minus legally required and authorized deductions.  Awards under the Plan shall be considered eligible compensation for purposes of employee benefit calculations in each case where permitted under the relevant employee benefit plan.

Awards for individuals who are Participants for less than a full Plan Year will be prorated using Participant’s actual base salary paid during the time of participation in the Plan.  Awards for Participants who leave First Community Bancorp during a Plan Year due to retirement, total and permanent disability or death will be prorated using the same method.

To be eligible to receive an Award under the Plan, a Participant must have a performance descriptor of “Achieves Expectations” or better for the Performance Period.

ADJUSTMENTS

Performance Measures, Achievement Levels and Award Opportunities may be adjusted during the Plan Year only upon approval by the CNG Committee as it deems appropriate.  It is anticipated that such adjustments will be made infrequently and only in the most extraordinary circumstances.

Because the Plan has aggressive Award Opportunities intended for use with below market base salaries, some adjustments may need to be made to Awards to recognize the fact that some Participant base salaries are currently above market.  In such cases, the CNG Committee may reduce an Award as it deems appropriate to achieve a reasonable level of total compensation for each  participant.

PAYMENT OF AWARDS

Awards will be paid as soon as administratively feasible after review of performance against targets and approval by the CNG Committee.  To be eligible for Award payment, a Participant must have been an employee of First Community Bancorp for at least three months and be an employee of First Community Bancorp on the date that Awards are paid or have left First Community Bancorp during the Performance Period due to retirement, total and permanent disability or death.

Participants otherwise eligible to receive an Award and who were assigned to different parts of the organization during the Performance Period will have their Award calculated based upon the part of the organization they are in at the end of the Performance Period and the Performance targets achieved by that group for the Performance Period.

NO RIGHT OF ASSIGNMENT

No right or interest of any Participant in the Plan is assignable or transferable.  In the event of a Participant’s death, payment of any earned but unpaid Awards will be made to the Participant’s legal successor, if not prohibited by law.

NO RIGHT OF EMPLOYMENT

The Plan does not give any employee any right to continue in the employment of First Community Bancorp and does not constitute any contract or agreement of employment or interfere in any way with the right the organization has to terminate such person’s employment.  First Community Bancorp is an “at will” employer and as such, can terminate an employment relationship between itself and any of its employees at will, with or without cause, and with or without notice.

AMENDMENT OR TERMINATION OF THE PLAN

First Community Bancorp reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice.

Exhibit A

Performance Period:  January 1, 2005 – December 31, 2005

Overall Performance Measure:	Performance Target: $

Achievement Level (% of Target)	90%	100%	Over 100%
Award Opportunities
CEO First Community Bancorp (Grade 1)	60% of Base $	100% of Base $	Board Discretion
Other Executives (Grades 2,3 and A)	50% of Base $	80% of Base $	CEO/Board Discretion

Achievement Level (% of Target)	90%	100%	Over 100%
Award Opportunities
Key Contributors (Grades B)	10% of Base $	30% of Base $	CEO Discretion
Other Key Officers (Grade C)	10% of Base $	20% of Base $	30% of Base $